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                                                       September 17, 1997

Chase Manhattan Bank, USA, National
Association
802 Delaware Avenue
Wilmington, Delaware  19801

The Chase Manhattan Bank
270 Park Avenue
New York, New York  10017

               Re: The Issuance and Sale of $852,500,000 of Asset Backed Notes, $44,895,285.54 of
                    Asset Backed Certificates by Chase Manhattan
                    RV Owner Trust 1997-A

Ladies and Gentlemen:

               We have acted as tax counsel ("Federal Tax Counsel") for Chase Manhattan Bank USA, National Association, a national banking association organized under the laws of the United States, and The Chase Manhattan Bank, a New York banking corporation (together, the "Sellers"), in connection with the preparation and filing by the Sellers with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (Registration No. 333-32263) as amended (the "Registration Statement") and in connection with the issuance and sale of (i) $59,500,000 of Class A-1 Asset Backed Notes, (ii) $119,000,000 of Class A-2 Asset Backed Notes, (iii) $113,000,000 of Class A-3 Asset Backed Notes, (iv) $73,000,000 of
Class A-4 Asset Backed Notes, (v) $132,000,000 of Class A-5 Asset Backed Notes,
(vi) $88,000,000 of Class A-6 Asset Backed Notes, (vii) $57,000,000 of Class A-7 Asset Backed Notes, (viii) $85,000,000 of Class A-8 Asset Backed Notes, (ix) $61,000,000 of Class A-9 Asset Backed Notes, (x) $65,000,000 of Class A-10 Asset Backed Notes (collectively, the "Notes") and (xi) $44,895,285.54 of Asset Backed Certificates (the "Certificates" and, together with the Notes, the "Securities"), by Chase Manhattan RV Owner Trust 1997-A, a statutory business trust organized under the Business Trust Act of the State of Delaware (the "Trust"), pursuant to: (a) with respect to the Notes, the Indenture, dated as of September 1, 1997 (the "Indenture"), between the Trust and Norwest Bank Minnesota, National Association, as


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                          -2-                              September 17, 1997

trustee (the "Indenture Trustee"); and (b) with respect to the Certificates, the Trust Agreement, dated as of September 1, 1997 (the "Trust Agreement"), among the Sellers and the Wilmington Trust Company, as owner trustee (the "Owner Trustee"). The Securities will be offered for sale to investors pursuant to the Registration Statement.

               All capitalized terms used in this opinion letter and not

otherwise defined herein shall have the meaning assigned to such terms in the Registration Statement.

               In delivering this opinion, we have reviewed: (i) the Registration Statement, (ii) the Indenture, (iii) the Trust Agreement, (iv) the Sale and Servicing Agreement, dated as of September 1, 1997 (the "Sale and Servicing Agreement"), among the Sellers, CIT Group/Sales Financing, Inc. and the Trust and (v) forms of the Securities. We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions expressed herein.

               In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents submitted to us. As to certain matters of fact relevant to the opinions hereinafter expressed, we have relied upon the representations and warranties set forth in the Indenture, the Trust Agreement and the Sale and Servicing Agreement.

               On the basis of the foregoing and assuming, with your permission, that (i) the Trust is formed and maintained in accordance with the discussion set forth in the Registration Statement and is operated in compliance with the terms of the Trust Agreement, (ii) the terms of the Indenture, the Trust Agreement and the Sale and Servicing Agreement are not amended, and (iii) the aggregate amount of the Administrative Fees received or accrued each year by the Trust on, or with respect to, the Receivables will be equal to, or less than, five percent (5%) of the aggregate amount of the Administrative Fees and interest or other income accrued or received by the Trust on, or with respect to, the Receivables each such year, we hereby confirm (a) our opinions set forth in the Registration Statement under the caption "Certain Federal Income Tax Consequences" and (b) that, subject to the qualifications set forth therein, the discussion set forth in the Registration Statement under the caption "Certain Federal Income Tax Consequences" is an accurate summary of the United States federal income tax matters described therein.

               We express no opinion with respect to the transactions referred to herein and in the Registration Statement other than as expressly set forth herein. Our opinions are not binding on the Internal Revenue Service ("IRS") and the IRS could disagree with the opinions expressed herein. Although we believe that the opinions we express herein would be sustained if challenged, there can be no assurance that this will be the case.



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                                 -3-                       September 17, 1997

               Our opinions are based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

               We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

               This opinion letter is rendered to you in connection with the above-described transactions. This opinion may not be relied upon by you for any other purpose or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. We hereby consent to the use of this opinion for filing as Exhibit 8.1 to the Registration Statement.

                                              Very truly yours,

                                              /s/ Simpson Thacher & Bartlett

                                              Simpson Thacher & Bartlett